Exhibit 10.1

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Rexahn Pharmaceuticals, Inc. if publicly disclosed.

CONFIDENTIAL
Execution Copy

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

BIOSENSE GLOBAL LLC

AND

REXAHN PHARMACEUTICALS, INC.

February 25, 2019

i

6.8	Withholding Taxes	28
6.9	Audit	29
6.10	Currency	29
6.11	Interest on Late Payment	29
ARTICLE 7. PATENT ENFORCEMENT AND DEFENSE		30
7.1	Prosecution, Maintenance and Enforcement of Patents	30
7.2	Cooperation	30
7.3	Third Party Infringement of Licensed IP	30
7.4	Defense of Claims Brought by Third Parties	31
ARTICLE 8. CONFIDENTIALITY		32
8.1	General	32
8.2	Notice of Potential Disclosure	32
8.3	Remedies	33
8.4	Rexahn Information	33
8.5	Use of Confidential Information	33
8.6	Limited Use	33
8.7	Copies	33
8.8	Protection of Confidential Information	33
8.9	Representatives	34
8.10	Survival of Obligations	34
8.11	Return of Confidential Information	34
8.12	Press Releases and Other Disclosures to Third Parties	34
ARTICLE 9. PUBLICATIONS/COMMUNICATIONS		35
9.1	General	35
9.2	Authorship	35
ARTICLE 10. REPRESENTATIONS AND WARRANTIES		36
10.1	Representations and Warranties of Both Parties	36
10.2	Representations and Warranties of Rexahn	36
10.3	Mutual Covenants	37
10.4	Disclaimer	38
10.5	LIMITATION OF LIABILITY	38
ARTICLE 11. INDEMNIFICATION		39
11.1	Indemnification by Biosense	39
11.2	Indemnification by Rexahn	39
11.3	Procedure	40
ARTICLE 12. TERM AND TERMINATION		40
12.1	Term; Expiration	40
12.2	Termination for Cause	41
12.3	Termination for Insolvency	41
12.4	Termination for Safety Issue	42
12.5	Termination for Trial Failure	42
12.6	Effects of Termination	42
12.7	Accrued Rights; Surviving Provisions of this Agreement	44
ARTICLE 13. MISCELLANEOUS		44
13.1	Dispute Resolution	44

ii

13.2	Arbitration Request	44
13.3	Governing Law	46
13.4	Assignment	46
13.5	Performance Warranty	46
13.6	Force Majeure	46
13.7	Notices	46
13.8	Waiver	47
13.9	Severability	47
13.10	Independent Contractors	47
13.11	Headings; Interpretation	47
13.12	Further Actions	48
13.13	Construction of Agreement	48
13.14	Counterparts	48
13.15	Entire Agreement	48

iii

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) dated as of this 25th day of February, 2019 (the “Effective Date”), is made by and between BIOSENSE GLOBAL LLC, a New Jersey limited liability company having a place of business located at 1 Meadowlands Plaza, Suite 800, East Rutherford, NJ 07073 (“Biosense”), and REXAHN PHARMACEUTICALS, INC., a Delaware corporation having a place of business located at 15245 Shady Grove Road, Suite 455, Rockville, MD 20850 (“Rexahn”). Biosense and Rexahn are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Rexahn is developing RX-3117 (as defined below) as, among other things, a treatment for metastatic pancreatic cancer (the “Lead Indication”); and

WHEREAS, Biosense desires to exclusively license from Rexahn certain intellectual property rights, and to develop, manufacture, use and distribute Licensed Products in the Licensed Field in the Territory (as such terms are defined below), and Rexahn desires to grant this exclusive license to Biosense, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this ARTICLE 1:

1.1          “AAA” has the meaning assigned to such term in Section 13.2.3.

1.2          “Action” has the meaning assigned to such term in Section 7.3.2.

1.3          “Additional Collaboration” has the meaning assigned to such term in Section 4.4.2(a)(i).

1.4          “Additional Indication” means the prevention or treatment of a human disease in the Option Field other than the Lead Indication.

1.5          “Additional Indication Option” has the meaning assigned to such term in Section 4.4.2.

1.6          “Affiliate” means any Person which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.7          “Agreement” shall mean this collaboration and license agreement, as defined in the first paragraph above, as may be amended or supplemented from time to time.

1.8          “Alliance Manager” has the meaning assigned to such term in Section 3.2.

1.9          “Annual Net Sales” means total Net Sales of a Licensed Product in a particular Calendar Year.

1.10       “Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records and financial controls, including the FCPA, the UK Bribery Act and Applicable PRC Laws relating to the prevention or punishment of acts of bribery or corruption.

1.11        “API” has the meaning assigned to such term in Section 5.4.1.

1.12       “Applicable Accounting Standards” means International Financial Reporting Standards (IFRS), Generally Accepted Accounting Principles (GAAP), as applicable to a Party, consistently applied.

1.13       “Applicable Laws” means, with respect to any jurisdiction, individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including those generated by the agencies or instrumentalities of such jurisdiction, including securities listing organizations, that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.14       “Applicable PRC Laws” means any (including local or national level) laws, regulations, administrative regulations, rules, circulars, and other legislative, executive or judicial explanations or normative documents of any competent authority of the PRC which are publicly promulgated and available and in force for the time being.

1.15        “Arbitration Request” has the meaning assigned to such term in Section 13.2.

1.16        “Bankruptcy Code” has the meaning assigned to such term in Section 12.3.

1.17        “Biosense” has the meaning assigned to such term in the first paragraph of this Agreement.

1.18       “Biosense Know-How” means any Know-How that is Controlled by Biosense or its Affiliates whether prior to the Effective Date or after the Effective Date during the Term, or that is discovered, invented or created solely by or on behalf of Biosense as a result of the performance of obligations under this Agreement.

1.19       “Biosense Patents” means any Patents that are Controlled by Biosense or its Affiliates whether prior to the Effective Date or after the Effective Date during the Term.

1.20       “Breaching Party” has the meaning assigned to such term in Section 12.2.1.

1.21       “Bulk Product” has the meaning assigned to such term in Section 5.4.1.

1.22       “Business Day” means a day other than Saturday or Sunday on which banking institutions in New York, New York, United States and Beijing, China are open for business.

1.23       “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.24       “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.25       “China” or “PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan.

1.26       “Claims” has the meaning assigned to such term in Section 11.1.

1.27       “Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial with RX-3117, as the context requires.

1.28       “Collaboration” has the meaning set forth in Section 2.1.

1.29       “Collaboration Period” has the meaning assigned to such term in Section 2.2.

1.30       “Commercial Supply Agreement” has the meaning assigned to such term in Section 5.4.1.

1.31      “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any action or objective under this Agreement, such efforts that are consistent with the efforts and resources normally used by a similarly situated pharmaceutical company in pursuing the research, development and commercialization of a similar pharmaceutical product of similar market potential at a similar stage in its development or product life.

1.32       “Confidential Information” has the meaning assigned to such term in Section 8.1.

1.33      “Control,” “Controls” or “Controlled” means, when referring to any type of intellectual property (including materials and Know-How), possession by a Party of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party that exists at the time such Party would be granting to the other Party such license or sublicense. A Party shall be deemed to Control certain specified Patents or Know-How to the extent of its individual or joint interest therein, as applicable.

1.34       “Data Notice” has the meaning assigned to such term in Section 4.4.4(a).

1.35       “Development Plan” has the meaning set forth in Section 2.3.1.

1.36       “Direct Costs” means all costs directly associated with supporting clinical trial sites in China for the conduct of a global Registration Enabling Clinical Trial for RX-3117 for the Lead Indication, including all third party payments, supplies including clinical drug supplies, contract research organization costs, payments for patient enrollment, procedures and sample collection.  For clarity, Direct Costs shall include all costs directly associated with clinical trial sites in China that were selected by Biosense even if such clinical trial sites do not end up participating in the Registration Enabling Clinical Trial for RX-3117 for the Lead Indication.

1.37       “Disclosing Party” has the meaning assigned to such term in Section 8.1.

1.38       “Dollars” or “$” means the legal tender of the U.S.

1.39       “Effective Date” has the meaning assigned to such term in the first paragraph of this Agreement.

1.40       “Exclusive License” has the meaning assigned to such term in Section 4.2.2.

1.41       “Executive Officers” has the meaning assigned to such term in Section 3.1.4.

1.42       “Expanded License” has the meaning assigned to such term in Section 4.4.2.

1.43       “FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended.

1.44       “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.45       “First Commercial Sale” means, with respect to any Licensed Product, the first sale for which revenue has been recognized by Biosense or its Affiliate or Sublicensee for use or consumption by the general public of such Licensed Product in any country in the Territory after all required Regulatory Approvals have been granted in such country.

1.46       “Force Majeure” has the meaning assigned to such term in Section 13.6.

1.47       “Generic Competition” with respect to a Licensed Product, on a country-by-country and region-by-region basis, shall exist if [***].  For clarity, a Generic Product marketed or sold by or on behalf of Biosense or its Affiliates or Sublicensees shall not qualify as a Generic Product for purposes of determining whether Generic Competition exists.

1.48       “Generic Product” means a product approved in the U.S. under an Abbreviated New Drug Application, or ANDA, or any non-U.S. equivalent filing, with the Licensed Product as the reference product, that is “therapeutically equivalent” as evidenced by the assignment of an ‘A’ level therapeutic equivalence rating by the FDA, or any non-U.S. equivalent rating, such that the product is therapeutically equivalent to the Licensed Product, or otherwise is generally substitutable by the pharmacist for the Licensed Product when filling a prescription written for the Licensed Product without having to seek authorization to do so from the physician writing such prescription.

1.49       “GLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including, where referring to activities in China, such practices as may be otherwise required by the SAMR, including under the Quality Administrative Standard for Drug Manufacturing as well as any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the SAMR (as applicable).

1.50      “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including, where referring to activities in China, the Guidelines on Good Manufacturing Practices specific to Advanced Therapy Medicinal Products, or such practices as may be as otherwise required by the SAMR, including under the Quality Administrative Standard for Drug Manufacturing as well as any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the SAMR.

1.51      “Government Authority” means any one or more transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled by any of the foregoing.

1.52       “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

1.53       “Improvements” means any discovery, development, update, enhancement, modification, adaptation, variation or revision, whether patentable or not.

1.54       “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States or any comparable application filed with any Regulatory Authority outside of the United States.

1.55       “Indemnitee” has the meaning assigned to such term in Section 11.3.

1.56        “Indirect Costs” means overall costs actually incurred by Rexahn and its Affiliates to support the conduct of the global Registration Enabling Clinical Trial for RX-3117 for the Lead Indication that are not included within Direct Costs, including (a) data management and storage, electronic data capture systems, statistical analyses and reporting, (b) internal scientific, medical, technical or commercial personnel of Rexahn and its Affiliates (including personnel and travel expenses), (c) fees and other amounts paid to Third Party service providers in support of such Registration Enabling Clinical Trial, and (d) other out-of-pocket expenses.

1.57       “Infringement” has the meaning assigned to such term in Section 7.3.1.

1.58        “Initial Study” means a Phase 2 Clinical Trial of RX-3117 for the treatment of the Initial Study Indications to be conducted by or on behalf of Biosense and its Affiliates in China, as further described in the Development Plan.

1.59       “Initial Study Indications” has the meaning set forth in Section 2.3.1.

1.60       “Interest Negotiation Period” has the meaning assigned to such term in Section 4.4.3(c).

1.61       “Interest Notice” has the meaning assigned to such term in Section 4.4.3(a).

1.62       “Joint Steering Committee” or “JSC” has the meaning assigned to such term in Section 3.1.

1.63       “Know-How” means all tangible and intangible: (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including assay development, compound screening, chemical, pharmacological, toxicological and clinical data and results), analytical and quality control data, results or descriptions, software and algorithms, reports and study reports; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.64       “Lead Indication” has the meaning assigned to it in recitals.

1.65       “Lead Indication Collaboration” has the meaning set forth in Section 4.4.1(c).

1.66       “Lead Indication Notice” has the meaning set forth in Section 4.4.1(a).

1.67       “License Fee” has the meaning assigned to such term in Section 6.1.

1.68       “License Term” has the meaning assigned to it in Section 4.2.2.

1.69       “Licensed Field” means the prevention or treatment of the Lead Indication in humans.

1.70      “Licensed IP” means the Rexahn Background IP, any New IP owned solely or jointly by Rexahn or its Affiliates and any Improvements to the Rexahn Background IP Controlled by Rexahn or its Affiliates, in each case that are necessary for making, selling or using Licensed Product in the Licensed Field in the Territory.

1.71       “Licensed Product” means any pharmaceutical product containing RX-3117 as a single agent.

1.72       “Losses” has the meaning assigned to such term in Section 11.1.

1.73       “Macau” means the Macau Special Administrative Region of the People’s Republic of China.

1.74      “Manufacturing Cost” means a supplier’s reasonable and necessary internal and Third Party costs incurred in manufacturing or acquisition of product or a component thereof, determined in accordance with such supplier’s standard cost accounting policies that are in accordance with Applicable Accounting Standards and consistently applied across such supplier’s manufacturing network to other products that such supplier manufactures or acquires and shall not include inter-company profits among such supplier and its Affiliates.

1.75      “NDA” means a New Drug Application filed with the FDA to obtain approval for commercial sale or use of a Licensed Product as a pharmaceutical or medicinal product in any formulation or dosage form (excluding any pricing and reimbursement approvals) or any comparable application filed with any Regulatory Authority outside of the United States.

1.76       “Net Sales” means, with respect to any Licensed Product, the gross invoiced sales price of such Licensed Product sold by Biosense, its Affiliates or Sublicensees (the “Selling Party”)[***] less [***].

1.77       “New IP” means Patents and Know-How developed, conceived or generated pursuant to the Collaboration after the Effective Date, by or on behalf of either Party or its Affiliates, or by or on behalf of both Parties or their Affiliates jointly.

1.78       “Non-breaching Party” has the meaning assigned to such term in Section 12.2.1.

1.79       “Notice of Exercise” has the meaning assigned to such term in Section 4.4.2(a)(ii).

1.80       “Option Field” means oncology.

1.81       “Option Negotiation Period” has the meaning assigned to such term in Section 4.4.2(a)(iii).

1.82       “Option Notice” has the meaning assigned to such term in Section 4.4.2(a)(i).

1.83       “Party” or “Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

1.84     “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.

1.85       “Payment Date” has the meaning assigned to such term in Section 6.1.

1.86       “Payment Due Date” has the meaning assigned to such term in Section 6.1.

1.87       “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.88       “Pharmacovigilance Agreement” has the meaning assigned to such term in Section 2.10.

1.89       “Phase 1 Clinical Trial” means a human clinical trial of a compound or product, the principal purpose of which is a determination of safety over a range of doses, as more fully defined in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent in any foreign country or region.

1.90       “Phase 2 Clinical Trial” means a human clinical trial of a compound or product for an indication, the principal purpose of which is a determination of safety and efficacy for such indication in a target patient population over a range of doses, as more fully defined in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent in any foreign country or region.

1.91      “Phase 3 Clinical Trial” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country or region.

1.92       “Protocol” means a protocol for a Clinical Trial that is mutually prepared and agreed to by the Parties and is submitted to a Regulatory Authority for review and, as applicable, approval or clearance.

1.93       “Receiving Party” has the meaning assigned to such term in Section 8.1.

1.94       “Registration Enabling Clinical Trial” means (a) a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, and is intended to (i) establish that the product is safe and efficacious for its intended use, (ii) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (iii) support Regulatory Approval for such product without the need to conduct additional clinical trials, or (b) a similar clinical study prescribed by the relevant Regulatory Authorities in a country or region other than the United States.

1.95       “Regulatory Approval” means all approvals, licenses, permits, registrations, record filings, qualifications, or authorizations of any Government Authority (including any Regulatory Authority) that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Licensed Product in the applicable country or region, but not including approvals related to pricing or reimbursement.

1.96       “Regulatory Authority” means the FDA, and any health regulatory authority in any country or region in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Licensed Product in such country or region, and any successor(s) thereto.

1.97       “Reimbursement Rate” means [***].

1.98       “Relevant Indication” has the meaning set forth in Section 12.5.

1.99       “Reports” has the meaning assigned to such term in Section 2.12.2.

1.100     “Representatives” has the meaning assigned to such term in Section 8.1.

1.101     “Research Records” has the meaning assigned to such term in Section 2.12.1.

1.102     “Response Notice” has the meaning assigned to such term in Section 4.4.3(b).

1.103     “Rexahn” has the meaning assigned to such term in the first paragraph of this Agreement.

1.104     “Rexahn Background IP” means, collectively, the Rexahn Patents, the Rexahn Know-How and the Rexahn Materials, in each case, existing as of the Effective Date.

1.105     “Rexahn Know-How” means any Know-How that is Controlled by Rexahn or its Affiliates whether prior to the Effective Date or after the Effective Date during the Term, to the extent relating to RX-3117 or the Licensed Products, or that is discovered, invented or created solely by or on behalf of Rexahn as a result of the performance of its obligations under this Agreement to the extent used in connection with RX-3117 or the Licensed Products.

1.106     “Rexahn License” has the meaning assigned to such term in Section 4.4.4.

1.107     “Rexahn Materials” means (a) any materials that are Controlled by Rexahn or its Affiliates that Biosense cannot obtain from a Third Party for commercial use, and (b) any other materials that are provided by Rexahn to Biosense pursuant to this Agreement (including any tangible embodiments of the Rexahn Know-How and any materials that are made, conceived, reduced to practice or otherwise developed by or on behalf of Rexahn pursuant to the Development Plan), in each case to the extent solely relating to RX-3117 or the Licensed Products.

1.108     “Rexahn Option” has the meaning assigned to such term in Section 4.4.4.

1.109     “Rexahn Patents” means any Patents that are Controlled by Rexahn or its Affiliates whether prior to the Effective Date or after the Effective Date during the Term, that claim or cover the making, having made, using, selling, offering for sale or importation of RX-3117 or the Licensed Products.

1.110     “Royalty Term” has the meaning assigned to such term in Section 6.5.2.

1.111      “RX-3117” means [***].

1.112     “Safety Issue” means, with respect to RX-3117, (a) a Regulatory Authority or safety data review board for a clinical trial of RX-3117 has required (i) termination or suspension of all clinical trials of RX-3117 in (1) the U.S., or (2) the United Kingdom, Germany, France, Italy and Spain (or EU centralized) (in each case, on a basis that is not limited to such country), or (ii) the withdrawal of a Regulatory Approval of RX-3117 or a Licensed Product in (1) the U.S., or (2) the United Kingdom, Germany, France, Italy and Spain (or EU centralized) (in each case, on a basis that is not limited to such country), or (b) a Party reasonably determines in good faith that the medical risk/benefit balance of RX-3117 is so unfavorable that it would be incompatible with the welfare of patients to develop or commercialize (or to continue to develop or commercialize) RX-3117.

1.113      “SAMR” means the State Administration of Market Regulation or its competent local branches, the Administrations of Market Regulation, as the context may require.

1.114      “Subcontractor” means a Third Party that a Party has engaged to perform services in connection with such Party fulfilling its obligations and exercising its rights under and pursuant to this Agreement.

1.115      “Sublicensee” means, with respect to a particular Licensed Product, a Third Party to whom Biosense or Rexahn, as applicable, has granted a sublicense or license under the Rexahn Background IP, Licensed IP, New IP and Improvements thereto, as the case may be.

1.116      “Technical Assistance” has the meaning assigned to such term in Section 5.4.2.

1.117      “Technology Transfer” has the meaning assigned to such term in Section 5.4.2.

1.118      “Term” has the meaning assigned to such term in Section 12.1.

1.119      “Territory” means the Republic of Singapore, China, Hong Kong, Macau and Taiwan.

1.120     “Third Party” means any Person other than Rexahn or Biosense or an Affiliate of Rexahn or Biosense.

1.121     “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.122     “Valid Claim” means (a) an issued claim within a Patent included in the Licensed IP, in each case that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction or (b) a claim within a patent application included in the Licensed IP that has not been revoked, cancelled, withdrawn, held invalid, abandoned or otherwise expressly disclaimed during prosecution and that has not been pending for more than [***] years from its first priority filing date (each an “Invalidating Event”). A claim shall cease to be a Valid Claim, and shall thereafter be disregarded for the purposes of calculation of royalties immediately upon occurrence of an Invalidating Event; provided, that it shall resume its status as a Valid Claim beginning immediately upon the reversal of any such Invalidating Event.

ARTICLE 2.
DEVELOPMENT COLLABORATION

2.1         Overview. Subject to this ARTICLE 2, the Parties desire to collaborate to conduct certain development activities with respect to RX-3117 in the Territory (the “Collaboration”). As of the Effective Date, the scope of the Collaboration is limited to the Initial Study but may be expanded in accordance with Section 4.4.

2.2          Collaboration Period.  The term of the Collaboration shall commence on the Effective Date and, unless terminated earlier under ARTICLE 12, shall expire upon the completion of all development activities under the Development Plan (the “Collaboration Period”).

2.3          Development Plan.

2.3.1      Initial Development Plan.  Within [***] months of the Effective Date, the Parties shall agree to the terms of an initial development plan that outlines the activities to be conducted by Biosense with respect to the Initial Study, including the Protocol for the Initial Study, and any support and assistance to be provided by Rexahn with respect thereof (as such development plan may be updated in accordance with Section 2.3.2, the “Development Plan”). The initial Development Plan shall also specify up to three (3) Additional Indications that will be the subject of the Initial Study (such specified Additional Indications, the “Initial Study Indications”).  The Development Plan shall be updated on an annual basis and amended from time to time in accordance with Section 2.3.2. Without limiting the foregoing or the matters set forth in the Development Plan, it is the intent of the Parties that Rexahn will have sole responsibility for the activities related to preclinical and clinical development of RX-3117 outside the Territory for all indications, and Biosense will have sole responsibility, in collaboration with Rexahn, for (a) conducting the Initial Study, and (b) preclinical and clinical development of RX-3117 in the Territory in the Licensed Field. For the sake of clarity, costs related to the Collaboration are covered in Section 2.7 below.

2.3.2      Development Plan Updates and Amendments. At least [***] calendar days before each anniversary of the Effective Date, the Parties shall cooperate in good faith to submit an updated version of the Development Plan in writing to the JSC.  Additionally, if the Parties agree to engage in the Lead Indication Collaboration or collaborate on the development of RX-3117 for one or more Additional Indications in accordance with Section 4.4, the Parties shall cooperate in good faith to submit an updated version of the Development Plan in writing to the JSC.  The JSC shall review and approve the updated Development Plan in accordance with ARTICLE 3.  At any time during the Collaboration Period, either Party may submit proposed amendments to the Development Plan in writing to the JSC for review and approval.

2.4          Diligence Obligations.

2.4.1      Rexahn Activities.  Rexahn shall use Commercially Reasonable Efforts to (a) either by itself or in collaboration with its Affiliates or Third Parties and, where applicable, pursuant to the Development Plan, perform its obligations under the Collaboration, and (b) collaborate with Biosense in connection with Biosense’s performance of Biosense’s obligations under the Collaboration.

2.4.2      Biosense Activities.  Biosense shall use Commercially Reasonable Efforts to (a) either by itself or in collaboration with its Affiliates or Third Parties and, where applicable, pursuant to the Development Plan, perform its obligations under the Collaboration, and (b) collaborate with Rexahn in connection with Rexahn’s performance of Rexahn’s obligations under the Collaboration.

2.5          Mutual Grant of Rights.

2.5.1     By Biosense.  Biosense hereby grants to Rexahn the non-exclusive right and license, with the right to grant sublicenses (including through multiple tiers of Sublicensees), under any New IP owned solely or jointly by Biosense or its Affiliates and any Improvements to the Rexahn Background IP owned solely or jointly by Biosense or its Affiliates, in each case solely to the extent necessary for Rexahn to fulfill its obligations under the Collaboration as provided for in this Agreement.

2.5.2      By Rexahn.  Rexahn hereby grants to Biosense the non-exclusive right and license, with the right to grant sublicenses (including through multiple tiers of Sublicensees), under any New IP owned solely or jointly by Rexahn or its Affiliates and any Improvements to the Rexahn Background IP owned solely or jointly by Rexahn or its Affiliates, in each case solely to the extent necessary for Biosense to fulfill its obligations under the Collaboration as provided for in this Agreement.

2.6         RX-3117 Clinical Supply.  Following receipt of an IND from a Regulatory Authority in China to conduct the Initial Study, Rexahn will provide to Biosense a sufficient supply of RX-3117 necessary to enable Biosense to conduct the Initial Study under the terms and conditions of a quality agreement to be entered into prior to the start of clinical development activities in China by Biosense.  Rexahn shall provide such supply of RX-3117 at Rexahn’s sole cost and expense for the number of subjects to be enrolled in the Initial Study as described in the Protocol for the Initial Study that has been agreed by the Parties, and Biosense shall reimburse Rexahn [***] for any additional supply of RX-3117 necessary to enable Biosense to conduct the Initial Study.  If the Development Plan is amended to include additional development activities in the Territory other than the Initial Study, then Rexahn will provide to Biosense a sufficient supply of RX-3117 necessary to enable Biosense to conduct such activities and Biosense shall reimburse Rexahn [***] for such supply.  The Development Plan shall include a mutually agreed forecast for the quantities of RX-3117 to be provided by Rexahn hereunder.

2.7          Costs of Development.

2.7.1      Initial Study. Biosense shall be responsible for, or reimburse Rexahn for, as applicable, all costs of conducting the Initial Study other than the costs and expenses associated with the supply of RX-3117, which costs and expenses shall be allocated between the Parties in accordance with Section 2.6.

2.7.2      Additional Development Activities.  If the Development Plan is amended to include additional development activities in the Territory other than the Initial Study, the Parties shall agree in writing on the allocation of costs and expenses with respect thereto.  For clarity, neither Party shall be obligated to perform additional activities under an amended Development Plan unless and until the Parties have agreed in writing on the allocation of such costs and expenses.  Notwithstanding the foregoing, Section 4.4.1 sets forth the Parties’ agreement on the allocation of costs and expenses with respect to a global Registration Enabling Clinical Trial for RX-3117 for the Lead Indication and no further written agreement with respect thereto shall be required.

2.7.3      Reimbursement for Collaboration Expenses. Except as otherwise specified in this Agreement, with respect to costs for which Biosense is responsible under this Section 2.7, Rexahn will submit to Biosense no later than [***] days after the end of each Calendar Quarter an invoice setting forth the costs incurred by Rexahn during such preceding Calendar Quarter.  Biosense will reimburse Rexahn for such costs within [***] days of its receipt of such invoice in accordance with the payment methods set forth in Section 6.7.

2.8          Standard; Efforts; Compliance.

2.8.1       Development Plan. During the Collaboration Period, each Party shall use Commercially Reasonable Efforts to expeditiously conduct its respective activities under the Development Plan.

2.8.2      Compliance. Each Party shall ensure that their respective employees conduct their respective Collaboration activities:

(a)          in accordance with this Agreement and the Development Plan;

(b)          in accordance with those policies, standards, procedures, conventions and techniques generally recognized in the pharmaceutical industry as the acceptable professional standard, including generally acceptable standards of quality for work performed in the scientific community, including, where necessary to comply with such standards, by dating laboratory records and including in such records sufficient detail to permit another employee working to such standards to reproduce the work described;

(c)          in accordance with appropriate biosafety and containment conditions;

(d)          in compliance with Applicable Laws on animal care;

(e)          in compliance with the guidelines established from time to time by any competent ethical review committee for experimentation with animals and, if applicable, human subjects and biological materials or, if there is no such committee, in accordance with the approval of an established ethical review committee of a Third Party institution reasonably acceptable to both Parties; and

(f)           in accordance with all Applicable Laws and, to the extent applicable, all other requirements of GMP, GLP and current good clinical practice, as may be amended from time to time.

2.8.3      Data Integrity. Each of the Parties acknowledges the importance of ensuring that the activities conducted under the Development Plan are undertaken in accordance with the following good data management practices, and shall use Commercially Reasonable Efforts to ensure the following:

(a)          data are being generated using sound scientific techniques and processes;

(b)          data are being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by personnel conducting research or development hereunder;

(c)          data are being analyzed appropriately without bias in accordance with good scientific practices; and

(d)          data and results are being stored securely and can be easily retrieved.

2.9         Filing and Ownership of Regulatory Filings. Rexahn shall have the sole right to prepare, own and maintain all regulatory filings made with Regulatory Authorities outside the Territory in connection with RX-3117, including all INDs and any foreign equivalents thereto not filed in China or other countries or regions within the Territory.  Biosense shall have the sole right to prepare, own and maintain all regulatory filings made with Regulatory Authorities in the Territory in connection with (a) the Initial Study, (b) RX-3117 for the Lead Indication, and (c) RX-3117 for any Additional Indication(s) that is the subject of an Expanded License, including all INDs and any foreign equivalents thereto filed in China or other countries within the Territory. As reasonably requested by either Party from time to time during the Collaboration Period, the other Party shall promptly provide assistance to the requesting Party with its filings and other interactions with Regulatory Authorities.

2.10       Safety Data Exchange Agreement. Within [***] days of the Effective Date, but in any event prior to commencement of any clinical trials with RX-3117 in the Territory, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging information (such as the occurrence of adverse events and serious adverse events) observed in connection with RX-3117 in order to enable each Party to comply with its safety reporting obligations to Regulatory Authorities in its respective territory.  Prior to the execution of the Pharmacovigilance Agreement, each Party shall promptly notify the other Party of any information observed in connection with RX-3117 necessary to enable such Party to comply with its safety reporting obligations to Regulatory Authorities in its respective territory.  Rexahn shall maintain the global safety database for RX-3117 and the Licensed Product, which shall include adverse events and other information relating to the safety of RX-3117 and the Licensed Product.  Upon reasonable advanced request by Biosense, Rexahn shall make the data maintained in the global safety database accessible and available to Biosense in the form in which such data is then-currently maintained by Rexahn.

2.11        Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Subcontractors to perform certain of its obligations under the Development Plan during the Collaboration Period consistent with the Development Plan and the terms of this Agreement and shall provide to the other Party, upon reasonable request, with a list of any such Affiliates or Subcontractors actually engaged by such Party and a description of the relevant obligations being performed by such Affiliate or Subcontractor. Any Affiliate or Subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement must hold all of the Regulatory Approvals required under Applicable Laws in the jurisdiction in question for the performance of the subcontracted activity and, where Regulatory Approval is required for subcontracting under Applicable Laws in the jurisdiction in question, then the Affiliate or Subcontractor must obtain Regulatory Approval from the competent Regulatory Authority before engaging in the subcontracted activity. Notwithstanding the preceding, any Party engaging an Affiliate or Subcontractor shall remain principally responsible and obligated for such activities. In addition, any Party engaging a Subcontractor shall in all cases retain or obtain Control of any and all intellectual property created by or used with the relevant Party’s permission by such Subcontractor directly related to such subcontracted activity.

2.12       Records, Reports and Audits.

2.12.1    Research Records. Each Party shall use Commercially Reasonable Efforts to ensure that all its employees, agents and consultants involved in the scientific aspects of the Collaboration prepare and maintain appropriate records of their work on the Collaboration (“Research Records”). All entries in laboratory notebooks shall be dated and shall include sufficient detail to permit another individual to reproduce the work. Research Records containing interpretations of data shall also include the rough data on which the interpretations have been built. Research Records shall be prepared and maintained in English. Subject to establishing appropriate procedures for ensuring confidentiality of non-Collaboration related information, each Party shall make its Research Records containing information related to the Collaboration available to the other Party upon reasonable request.

2.12.2    Collaboration Reports. For every Calendar Quarter during the Collaboration Period beginning with the Calendar Quarter after the Effective Date, each Party shall provide to the other Party a report in English setting forth the material results of the Collaboration obtained during such Calendar Quarter by such Party (the “Reports”). Such Reports shall be dated and signed by such Party’s principal researcher.  It is understood and agreed that during such time when the Development Plan is limited to the Initial Study, Rexahn shall not be required to provide Reports to Biosense.  In addition, the obligation to deliver Reports under this Section 2.12.2 shall also include the following: (a) if the Collaboration was terminated due to termination of the Agreement by Biosense for cause in accordance with Section 12.2, then within [***] days after the effective date of termination, Rexahn shall send to Biosense a final Report setting forth all of the material results of the Collaboration obtained by Rexahn since the delivery of the last Report and such other information reasonably requested by Biosense; and (b) if the Collaboration was terminated due to termination of the Agreement by Rexahn for cause in accordance with Section 12.2, then within [***] days after the effective date of termination, Biosense shall send to Rexahn a final Report setting forth all of the material results of the Collaboration obtained by Biosense since the delivery of the last Report and such other information reasonably requested by Rexahn. The Reports shall include, inter alia, a full description of the New IP generated during the period of such Report, if any. Each Party undertakes to treat all information, including but not limited to New IP, disclosed to it under this Section 2.12.2 as Confidential Information in accordance with the provisions of ARTICLE 8.  Additionally, each Party shall promptly (and in any event within [***] days of completion) deliver to the other Party a copy of any clinical trial reports arising from the conduct of a clinical trial in such Party’s respective territory that is the subject of the Development Plan.

2.12.3    Audit. Upon advance notice of [***] calendar days, each Party shall permit the other Party’s representatives to enter the Party’s facilities during regular business hours for the purpose of making quality control inspections of the Party’s facilities in which the Collaboration activities are being or have been conducted. The inspection shall be limited to the activities related to the Collaboration and shall not exceed [***] Business Days. The auditing Party shall cause its representatives to follow the audited Party’s security and facility access procedures. The audited Party may require that at all times the auditing Party’s representatives be accompanied by an audited Party’s representative and that the auditing Party’s representatives not enter some areas of the audited Party’s facilities that are not used in or related to the Collaboration to assure protection of the audited Party’s or Third Party confidential information. During such an audit and upon request of the auditing Party, the auditing Party’s representatives shall be given access to any document or information system containing documents or materials reasonably relating to the Collaboration, including but not limited to any Research Records containing information related to the Collaboration.  All records made available for audit shall be deemed to be the Confidential Information of the audited Party, except as may be used as evidence of breach of this Agreement.  The full cost of such audit shall be borne by the auditing Party.

2.13       Collaboration Intellectual Property (New IP) Ownership.  Inventorship of New IP shall be determined in accordance with Applicable Laws and such principles of inventorship shall be used to determine whether a Party solely, or the Parties jointly, discovered, invented or created any Patents or Know-How arising as a result of the performance of their obligations under this Agreement. With regard to New IP, each Party shall own all right, title, and interest in and to any New IP invented or developed solely by its own employees, agents, or independent contractors in the course of conducting its activities under the Collaboration. Biosense and Rexahn will jointly own any and all New IP invented by employees, agents, or independent contractors from both Parties; provided, that if Applicable Law provides that only one Party can own New IP, the non-owning Party grants to the owning Party a non-exclusive, royalty-free, worldwide license, subject to the terms of this Agreement, to such New IP. In order to document the contribution of each Party in case New IP is generated during the Collaboration, each Party shall promptly notify the Alliance Manager for the other Party of any patentable invention made by it or on its behalf as a result of the performance of obligations under the Collaboration, and shall provide to such Alliance Manager any invention disclosure submitted in the normal course of its business which discloses any such invention, and shall present its opinion on whether such New IP should be jointly or solely owned by either Party and provide adequate grounds for such proposed classification. It shall be conclusive evidence that New IP was jointly discovered if any invention disclosure or Patent identifies employees from both Parties as inventors. Any decision on whether or not to file a Patent application covering New IP shall be discussed at the JSC.  Rexahn or Biosense, as the case may be, shall obtain from its employees, agents or independent contractors an assignment of their rights in any New IP if such assignment is not already stated in their engagement contract.

ARTICLE 3.
GOVERNANCE

3.1         Joint Steering Committee.  Promptly and in any event within [***] calendar days after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 3.1.  The JSC shall have review and oversight responsibilities for all activities to be performed under the Development Plan. The JSC shall cease to meet and its role under this Agreement shall end upon the earlier of (a) the mutual agreement of the Parties, and (b) such time as no development activities in respect of RX-3117 have been conducted by or on behalf of Biosense in the Territory for [***] consecutive months.

3.1.1      Membership. The JSC shall be comprised of a total of six (6) members, comprised of three (3) senior representatives (or such other number of senior representatives as the Parties may agree) from each of Biosense and Rexahn. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 13.7 of this Agreement. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each representative of each Party shall have expertise (either individually or collectively) in pharmaceutical drug discovery and development. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as a non-voting participant, subject to the confidentiality obligations of ARTICLE 8. A representative of Rexahn shall be designated as the chairperson to oversee the operation of the JSC.

3.1.2      Meetings. During the Collaboration Period, the JSC shall meet at least once each Calendar Quarter and in person at least once each Calendar Year, and more or less frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the JSC. Meetings of the JSC that are held in person shall alternate between the offices of the Parties or take place in New York, New York, USA or such other place as the Parties may agree. Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel expenses.

3.1.3     Minutes. The Alliance Managers shall be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, a summary description of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.1.4. Such minutes shall be effective only after approved by both Parties. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated to the Executive Officers as provided in Section 3.1.4 below, definitive minutes of all JSC meetings shall be finalized no later than [***] calendar days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.1.4. The decision resulting from the escalation process shall be recorded by the Alliance Managers in amended finalized minutes for said meeting.

3.1.4      Decisions.  Except as otherwise provided herein, all decisions of the JSC shall be made by consensus. If the JSC is unable to reach a consensus decision within [***] calendar days after it has met and attempted to reach such decision, then [***].

3.1.5      Responsibilities. Subject to the provisions of Section 3.1.4 above, the JSC shall perform the following functions, some or all of which may be addressed directly at each meeting of the JSC:

(a)          monitor progress of activities under the Collaboration;

(b)          review and approve amendments to the Development Plan and the Protocols for any Clinical Trials to be conducted thereunder;

(c)          provide a forum for the Parties to keep each other informed with respect to their material activities under the Collaboration;

(d)          provide a forum for Rexahn to keep Biosense informed of its material development activities with respect to RX-3117 in the Option Field outside of the Territory; provided, that the JSC shall have no decision-making authority with respect to any such development activities;

(e)          discuss and attempt to resolve any deadlocked issues arising at the JSC in accordance with the procedures established in Section 3.1.4;

(f)          resolve disputes escalated to it by a subcommittee, if any such subcommittee exists;

(g)          discuss strategy for the preparation, filing, prosecution and maintenance of the jointly owned Patents; and

(h)          such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

3.1.6      Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the scope of its authority, as it deems necessary or advisable. Each subcommittee shall consist of such number of members with such expertise as the JSC determines is appropriate from time to time.

3.2          Alliance Managers. Within [***] calendar days after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”).  Each Alliance Manager shall be permitted to attend meetings of the JSC and each subcommittee thereof, if any, as a non-voting observer, subject to the confidentiality provisions of ARTICLE 8. The Alliance Managers shall be the primary point of contact for the Parties regarding the Collaboration and shall facilitate all activities undertaken under the Collaboration. The Alliance Managers shall also be responsible for assisting the JSC in performing its oversight responsibilities with respect to the activities of any subcommittee and preparing and finalizing the minutes from meetings of the JSC and any subcommittee. The name and contact information for the Alliance Managers, as well as any replacement(s) chosen by each Party, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.7 below.

3.3          No Authority to Amend. Notwithstanding any provision of this ARTICLE 3 to the contrary, none of the JSC or any other subcommittee of the JSC shall have any authority or power to amend or modify the terms or provisions of this Agreement.

ARTICLE 4.
GRANT OF RIGHTS

4.1          Exclusivity.  During the Term, Rexahn shall not be allowed to develop or commercialize, either by itself or through a Third Party, a Licensed Product in the Option Field in the Territory other than under the Collaboration or except as permitted under Section 4.6.

4.2          Licenses to Biosense.

4.2.1      Non-Exclusive License. Subject to the terms and conditions of this Agreement, beginning on the Effective Date, Rexahn hereby grants to Biosense the non-exclusive right and license under the Licensed IP to perform its obligations under the Collaboration.

4.2.2      Exclusive License. Subject to the terms and conditions of this Agreement, in partial consideration for the payments set forth herein, beginning on the Payment Date and continuing during the Term (the “License Term”), Rexahn hereby grants to Biosense the exclusive (even as to Rexahn, subject to Section 4.6) right and license, with the right to grant sublicenses (subject to Section 4.3), under the Licensed IP to develop, make, have made, use, import, market, distribute, offer for sale, sell, have sold and otherwise dispose of the Licensed Product in the Licensed Field in the Territory (the “Exclusive License”).

4.3          Sublicenses.  Biosense shall have the right to grant sublicenses under the Exclusive License to its Affiliates, Subcontractors and other Third Parties, provided, that Rexahn provides its prior written consent to such sublicense, such consent not to be unreasonably withheld, conditioned or delayed, except that a sublicense to an Affiliate shall not require Rexahn’s consent only for so long as such Affiliate remains an Affiliate of Biosense.  Each sublicense agreement shall be consistent with, and shall be subject to, the terms and conditions of this Agreement, and Biosense shall remain responsible for the performance of its obligations under this Agreement, regardless of whether Biosense may have delegated those obligations to its Sublicensees.  Without limitation of the requirement to obtain Rexahn’s prior written consent as set forth above, Biosense shall, within [***] days after granting any sublicense, notify Rexahn of the grant of such sublicense and provide Rexahn with a copy of such sublicense and, if such sublicense is not in English, an English translation thereof certified as true and accurate by a Third Party translation firm reasonably acceptable to Rexahn.

4.4          Additional Collaboration Activities; Additional Indications.

4.4.1      Collaboration for Lead Indication (Pancreatic Cancer).

(a)          If at any time during the License Term after completion of the ongoing Phase 2 Clinical Trial of RX-3117 in combination with Abraxane® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) for the Lead Indication, Rexahn desires to move forward with a global Registration Enabling Clinical Trial for RX-3117 for the Lead Indication, then Rexahn shall provide Biosense with written notice thereof (the “Lead Indication Notice”).

(b)          Biosense shall have the right to include clinical trial sites in China in such global Registration Enabling Clinical Trial by delivery to Rexahn of written notice within [***] days after the date it receives the Lead Indication Notice.  Rexahn shall promptly provide to Biosense any information in its control and possession relating to the development of RX-3117 for the Lead Indication reasonably requested by Biosense to enable Biosense to determine whether to exercise its right under this Section 4.4.1(b).

(c)          If Biosense delivers written notice to Rexahn within the [***] day period set forth in Section 4.4.1(b) above that it has elected to include clinical trial sites in China in such global Registration Enabling Clinical Trial, then during the [***] day period following the date of such written notice (i) the Parties shall cooperate in good faith to prepare a written amendment to the Development Plan to include development activities in China with respect to such global Registration Enabling Clinical Trial (the “Lead Indication Collaboration”), and (ii) the Parties shall cooperate in good faith to revise and clarify any other provisions of this Agreement necessary or appropriate in view of the additional activities to be undertaken in connection with the Lead Indication Collaboration.

(d)          The Parties acknowledge and agree that if Biosense elects to include as part of such global Registration Enabling Clinical Trial clinical trial sites in China, costs and expenses shall be allocated as between the Parties as follows:

(i)           Biosense shall be responsible for[***]; and

(ii)          Rexahn shall be responsible for[***].

4.4.2      Biosense Option. During the License Term, Rexahn hereby grants to Biosense an exclusive option (the “Additional Indication Option”) to acquire an exclusive license in the Territory under the Licensed IP to research, develop, make, have made, use, sell, offer for sale and import RX-3117 and Licensed Products in the Territory for Additional Indications on and subject to the terms and conditions set forth in this Section 4.4.2 (the “Expanded License”).

(a)          Option if Rexahn Initiates Development.

(i)          If at any time during the License Term, Rexahn desires to develop and commercialize RX-3117 for an Additional Indication, then Rexahn shall provide Biosense with written notice thereof (the “Option Notice”).  The Option Notice shall indicate whether Rexahn desires to collaborate with Biosense with respect to development activities for such Additional Indication in the Territory (the “Additional Collaboration”), and if so, the proposed scope and terms for such Additional Collaboration.

(ii)         Biosense shall have the right to exercise the Additional Indication Option by delivery to Rexahn of a written notice of exercise (the “Notice of Exercise”) within [***] days after the date it receives the Option Notice.  The Notice of Exercise shall indicate whether Biosense is interested in negotiating terms for the Additional Collaboration.

(iii)         If Biosense exercises the Additional Indication Option by delivery to Rexahn of a Notice of Exercise, then during the [***] ([***]) day period following the date of the Notice of Exercise (the “Option Negotiation Period”) (x) the Parties shall finalize the terms of an amendment to this Agreement to provide for the grant by Rexahn to Biosense of the Expanded License in exchange for the payment of the milestones and royalties already agreed by the Parties and set forth in Sections 6.2, 6.3 and 6.5, (y) if Rexahn included an Additional Collaboration in the Option Notice and Biosense’s Option Notice indicated that Biosense was interested in negotiating terms for the Additional Collaboration, the Parties shall negotiate in good faith to enter into an amendment to this Agreement to provide for the terms of the Additional Collaboration, and (z) the Parties shall cooperate in good faith to revise and clarify any other provisions of this Agreement necessary or appropriate in view of the grant of the Expanded License and, if agreed, the Additional Collaboration.

(b)          [***].

4.4.3      Biosense Indication of Interest.

(a)          If at any time during the License Term, Biosense desires to develop and commercialize RX-3117 in the Territory for an Additional Indication, then Biosense shall provide Rexahn with written notice thereof, including a summary of any data or other relevant information supporting Biosense’s interest in pursuing development and commercialization activities with respect to such Additional Indication (the “Interest Notice”).

(b)         Rexahn shall respond in writing to the Interest Notice (the “Response Notice”) within [***] days after the date it receives the Interest Notice indicating (i) whether Rexahn consents to the development and commercialization of RX-3117 for the Additional Indication in the Territory, and if Rexahn does not consent to such development and commercialization, Rexahn’s rationale for withholding its consent, and (ii) whether Rexahn desires to enter into an Additional Collaboration with respect thereto, and if so, the proposed scope and terms for such Additional Collaboration.  For clarity, Rexahn may withhold its consent to the development and commercialization of RX-3117 for an Additional Indication in the Territory in its sole discretion[***].

(c)         If Rexahn indicates its consent to the development and commercialization of RX-3117 for the Additional Indication in the Territory in its Response Notice, then during the [***] day period following the date of the Response Notice (the “Interest Negotiation Period”), (i) the Parties shall finalize the terms of an amendment to this Agreement to provide for the grant by Rexahn to Biosense of the Expanded License in exchange for the payment of the milestones and royalties already agreed by the Parties and set forth in Sections 6.2, 6.3 and 6.5, (ii) if Rexahn included an Additional Collaboration in its Response Notice, the Parties shall negotiate in good faith to enter into an amendment to this Agreement to provide for the terms of the Additional Collaboration, and (iii) the Parties shall cooperate in good faith to revise and clarify any other provisions of this Agreement necessary or appropriate in view of the grant of the Expanded License and, if agreed, the Additional Collaboration.

(d)         If Rexahn has withheld its consent to the development and commercialization of RX-3117 for the Additional Indication in the Territory, then Biosense shall have no right to develop and commercialize RX-3117 in the Territory for such Additional Indication.  For clarity, Rexahn shall have no obligation to enter into an Additional Collaboration under this Section 4.4.3.  If Rexahn declines to enter into an Additional Collaboration for an Additional Indication or the Parties are unable to agree to the terms for the Additional Collaboration during the Interest Negotiation Period, then Biosense shall be responsible for all costs associated with development of RX-3117 in the Territory for such Additional Indication.

4.4.4     Rexahn Option to Obtain License.  During the License Term, if Biosense develops RX-3117 for an Additional Indication under Section 4.4.3 and Rexahn declines to enter into an Additional Collaboration with respect thereto, then Biosense hereby grants to Rexahn an exclusive option (the “Rexahn Option”) to acquire an exclusive license to use any data and other intellectual property rights obtained as part of Biosense’s development efforts in the Territory for the development and commercialization of RX-3117 for such Additional Indication outside of the Territory on and subject to the terms and conditions set forth in this Section 4.4.4 (the “Rexahn License”).

(a)          Upon completion of any Registration Enabling Clinical Trial in the Territory for an Additional Indication described in Section 4.4.4 above, Biosense shall provide Rexahn with written notice thereof, which shall include a copy of the material data arising from such Registration Enabling Clinical Trial (the “Data Notice”).

(b)          Rexahn shall have the right to exercise the Rexahn Option by delivery to Biosense of a Notice of Exercise within [***] days after the date it receives the Data Notice.

(c)         If Rexahn exercises the Rexahn Option by delivery to Biosense of a Notice of Exercise, then during the Option Negotiation Period, the Parties shall negotiate in good faith to enter into a license agreement on commercially reasonable terms for the Rexahn License, including financial provisions which may include, among other financial provisions, running royalties and reimbursement to Biosense for an equitable portion of the development costs for such Additional Indication based on the relative value of the rights to the Additional Indication in the Territory as compared to the relative value of the rights to the Additional Indication outside the Territory.

4.5         Rights to Rexahn.  In consideration for the licenses granted by Rexahn to Biosense under Section 4.2, Biosense hereby grants to Rexahn the exclusive, worldwide, perpetual, irrevocable, cost-free license, with the right to grant sublicenses (including through multiple tiers of Sublicensees), under any Improvements to the Licensed IP and New IP owned or controlled by Biosense or its Affiliates (a) to research, develop, manufacture and commercialize RX-3117 and Licensed Products outside the Territory for all purposes, and (b) to the extent permitted under Section 4.6. Biosense hereby agrees not to sue Rexahn or its Affiliates, Subcontractors or Sublicensees for use of such Improvements in accordance with the foregoing license.

4.6          Reservation of Rights; No Implied Rights.  Except as set forth in Section 4.2, Biosense shall have no other right to use, or interest in, any other Patents or intellectual property rights Controlled by Rexahn, and Rexahn makes no grant of intellectual property rights by implication.  Notwithstanding Section 4.1 and the grant of the Exclusive License under Section 4.2 above, Rexahn shall retain the right to use the Licensed IP (a) in order to perform its obligations under the Collaboration and this Agreement, (b) for all purposes outside of the Territory, and (c) to conduct clinical development activities for RX-3117 and Licensed Products in the Territory in support of its development and commercialization activities for RX-3117 and Licensed Products outside the Territory.

ARTICLE 5.
DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

5.1          Biosense Development and Commercialization. Biosense, either itself or by and through its Affiliates, Sublicensees or Subcontractors, shall be solely responsible for all development, registration, marketing, advertising, promotional, launch and sales activities in connection with the Licensed Product in the Licensed Field in the Territory; provided, that Biosense agrees to align its strategy in regard to such matters with the strategies being used in key markets outside the Territory, or, at a minimum, to ensure that its strategy is not contradictory to such strategies.  All costs associated with such activities shall be borne solely by Biosense.

5.2          Diligence Obligations. If the Parties engage in the Lead Indication Collaboration, then Biosense, either itself or by and through its Affiliates, Sublicensees or Subcontractors, shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Product in the Licensed Field in the Territory.  Without limiting the generality of the foregoing, if the Parties engage in the Lead Indication Collaboration then Biosense shall use Commercially Reasonable Efforts to (a) develop, obtain Regulatory Approval for and commercialize at least one (1) Licensed Product hereunder, (b) file an IND in China within [***] months of approval by the JSC of the updated Development Plan to include the Lead Indication Collaboration, (c) undertake the commercial launch of a Licensed Product in China promptly after, and in any case not later than [***] months after, the date that Regulatory Approval is granted with respect such Licensed Product in China, and (d) after receipt of Regulatory Approval of the Licensed Product in China, establish and maintain a sales force and commercial infrastructure either by itself or through its Affiliates or Subcontractors, necessary to commercialize the Licensed Product in the Licensed Field in the Territory to a scale that is sufficient given the market demand for the Licensed Product in the Licensed Field in the Territory.  Any failure by Biosense to comply with the obligations set forth in this Section 5.2 shall be deemed to be a material breach for which Rexahn may exercise its termination rights under Section 12.2.1 and any other available remedies at law or in equity.

5.3          Regulatory.  Biosense shall prepare, file, own and maintain all regulatory filings made with Regulatory Authorities in the Territory and Regulatory Approvals in connection with the Licensed Product in the Licensed Field in the Territory, and shall be responsible for all correspondence and communications with Regulatory Authorities relating thereto.

5.4          Licensed Product Supply.

5.4.1      Commercial Supply Agreement.  If Biosense does not elect to manufacture its own commercial supply of Licensed Product, then within [***] months of the Effective Date the Parties shall negotiate in good faith and attempt to agree upon a supply agreement for the commercial supply of active pharmaceutical ingredient for RX-3117 (“API”) or bulk, unlabeled Licensed Product (“Bulk Product”) by Rexahn to Biosense at Rexahn’s Manufacturing Cost plus [***] percent ([***]%) of Rexahn’s Manufacturing Cost (the “Commercial Supply Agreement”), and a related quality agreement.  Biosense will be solely responsible for conducting any further manufacturing activities to convert the API into Bulk Product and packaging and labeling the Bulk Product for use by Biosense, its Affiliates, and its Sublicensees in the Licensed Field in the Territory.  Biosense acknowledges and agrees that (a) Rexahn has engaged certain Third Party contract manufacturers to manufacture the API and Bulk Product to be supplied by Rexahn to Biosense under the Commercial Supply Agreement, and (b) the terms of the Commercial Supply Agreement shall be substantially consistent with the terms of Rexahn’s agreements with such Third Party contract manufacturers.

5.4.2      Technology Transfer.  If Biosense elects to manufacture its own commercial supply of Licensed Product, Rexahn shall transfer to Biosense or its designated Third Party contract manufacturer all material Rexahn Know-How necessary to manufacture the Licensed Product (the “Technology Transfer”) provided that Biosense or its designated Third Party contract manufacturer must first provide reasonable evidence to Rexahn that it holds all Regulatory Approvals required under Applicable Laws (including Applicable PRC Laws) to (a) manufacture the Licensed Product, or (b) engage a contract manufacturer to manufacture the Licensed Product.  In connection with the Technology Transfer, Rexahn shall provide reasonable technical assistance, at Biosense’s request, to enable Biosense or its designated Third Party contract manufacturer to manufacture the Licensed Product (the “Technical Assistance”).  The Technology Transfer and the Technical Assistance shall be provided [***].  Additionally, Biosense shall reimburse Rexahn for any out-of-pocket expenses incurred in connection with the Technology Transfer and the Technical Assistance.  Within [***] days after the end of each Calendar Quarter, Rexahn shall deliver to Biosense an invoice setting forth the number of hours of Technology Transfer Technical Assistance provided by Rexahn to Biosense during the prior Calendar Quarter, the amounts owed to Rexahn with respect thereto and any out-of-pocket expenses to be reimbursed by Biosense.

5.5          Reporting.

5.5.1      Reporting. With respect to each Licensed Product, once each Calendar Year after receipt of Regulatory Approval in China of such Licensed Product in the Licensed Field, Biosense shall provide to Rexahn a reasonably detailed report setting out the status of Biosense’s material activities with respect to the Licensed Product, including, without limitation, the activities referenced in Section 5.2, above.

5.5.2      Coordination by Alliance Managers. After completion of the Collaboration Term, the Alliance Managers shall continue to act as the primary point of contact for the Parties regarding the activities contemplated by this Agreement. Upon the reasonable request of Rexahn, once each Calendar Year, Biosense’s Alliance Manager and senior representatives of Biosense’s Licensed Products development team shall meet, in-person, with senior members of Rexahn (or, by video-conference or teleconference), to provide a detailed update on the status of the development and commercialization of the Licensed Products.

ARTICLE 6.
FINANCIAL PROVISIONS

6.1        License Fee. In partial consideration for the Exclusive License, Biosense shall pay to Rexahn a one-time, non-refundable, non-creditable upfront payment of Three Million Dollars (US$3,000,000.00) (the “License Fee”), which License Fee shall be payable in installments on or before the following dates (each such date, a “Payment Due Date”):

Payment Amount (Amounts set forth below are in Dollars)	Payment Due Date
$150,000	Effective Date

Payment Amount (Amounts set forth below are in Dollars)	Payment Due Date
$1,350,000	April 13, 2019
$1,500,000	August 24, 2019

The date when the full amount of the License Fee is received by Rexahn shall be referred to as the “Payment Date.”

6.2       Licensed Product Development Milestone Events. Subject to the terms and conditions set forth in Section 6.4, Biosense shall make each of the non-refundable, non-creditable milestone payments to Rexahn that are set forth below upon the occurrence of the corresponding development milestone event.

	Milestone Event	Payment (Amounts set forth below are in Dollars)
1.	[***]	$[***]
2.	[***]	$[***]
3.	[***]	$[***]
4.	[***]	$[***]
5.	[***]	$[***]

[***].

6.3        Sales-Related Milestone Events. Subject to the terms and conditions set forth in Section 6.4, Biosense shall make each of the non-refundable, non-creditable milestone payments to Rexahn that are set forth below upon the first occurrence of the corresponding sales milestone event with respect to a particular Licensed Product.  Each milestone event under this Section 6.3 shall be paid only once the first time such milestone is achieved with respect to a particular Licensed Product, no matter how many times such milestone event is achieved with respect to such Licensed Product.

Milestone Event	Payment (Amounts set forth below are in Dollars)
$[***] in Annual Net Sales of a Licensed Product in the Territory	$[***]
$[***] in Annual Net Sales of a Licensed Product in the Territory	$[***]

In the event that the first and the second sales milestone events set forth above are first achieved in the same Calendar Year, then both milestone payments shall be paid at the same time.

6.4         Payment of Milestones. Biosense shall notify Rexahn in writing promptly, but in no event later than [***] Business Days after the achievement of each milestone set out in Section 6.2 or Section 6.3 that triggers a payment. Biosense shall pay all such milestone payments on net [***] calendar day payment terms in accordance with the payment method provided for in Section 6.7.

6.5          Royalties.

6.5.1      Licensed Product Royalty. Subject to the terms and conditions set forth in the remainder of this Section 6.5, on a Licensed Product-by-Licensed Product and country-by-country and region-by-region basis, Biosense shall pay to Rexahn the following tiered royalties on Annual Net Sales of a Licensed Product in the Territory:

Annual Net Sales	Royalty Rate
Annual Net Sales for a Licensed Product less than $[***]	[***]%
Annual Net Sales for a Licensed Product equal to or exceeding $[***], but less than or equal to $[***]	[***]%
Annual Net Sales for a Licensed Product exceeding $[***]	[***]%

6.5.2     Royalty Term. Biosense’s obligation to pay royalties with respect to a Licensed Product in a particular country or region in the Territory, even if reduced as provided below in this Section 6.5, shall commence upon the First Commercial Sale of such Licensed Product in such country or region and shall expire on a country-by-country or region-by-region and Licensed Product-by-Licensed Product basis on the later of (a) the expiration of the last Valid Claim that claims the composition of matter or method of use or manufacture of RX-3117 in such country or region, and (b) the date that is [***] years after First Commercial Sale of such Licensed Product in such country or region (the “Royalty Term”).

6.5.3      Existence and Expiry of Valid Claims. If, on a country-by-country or region-by-region and Licensed Product-by-Licensed Product basis, there is no Valid Claim that covers a Licensed Product, either at the time of First Commercial Sale or any time thereafter during the Royalty Term, then the applicable royalty rate set forth in Section 6.5.1 shall be reduced by [***] percent ([***]%).

6.5.4     Royalty Reduction for Generic Competition. If at any time Generic Competition exists in a given country or region in the Territory with respect to a Licensed Product, then Biosense’s obligation to pay royalties with respect to such Licensed Product in such country or region shall be reduced by [***] percent ([***]%).

6.5.5      Minimum Royalty. Notwithstanding the reductions permitted by Sections 6.5.3 and 6.5.4, in no event will the royalties payable to Rexahn in any Calendar Quarter be less than [***] percent ([***]%) of the amounts that otherwise would be payable to Rexahn based solely on the royalty rates set forth in Section 6.5.1.

6.6         Reports; Royalty Payments. Until the expiration of all applicable Royalty Terms, Biosense shall make written reports and Calendar Quarter payments to Rexahn within [***] calendar days after the end of each Calendar Quarter covering all sales of Licensed Products in the Territory by Biosense, its Affiliates and Sublicensees, each such written report in reasonable detail as available stating: (a) the total Net Sales for each Licensed Product on a country-by-country or region-by-region basis; and (b) a calculation of the amount of royalty payment due on such Net Sales for each Licensed Product pursuant to Section 6.5 on a country-by-country or region-by-region basis.

6.7         Method of Payments. All payments due from Biosense to Rexahn under this Agreement shall be paid by a U.S. Affiliate of Biosense in Dollars by wire transfer initiated in the U.S. to a bank account designated in writing by Rexahn.  With respect to any payment due under this ARTICLE 6, Rexahn shall provide Biosense an original invoice and Biosense shall make such payment by the [***] day of the month immediately following receipt of the original invoice.

6.8         Withholding Taxes. Royalties and milestone payments shall be paid by Biosense to Rexahn, after deduction of any applicable withholding taxes. Prior to any payment by Biosense to Rexahn, Biosense shall provide to Rexahn any forms required to attest Rexahn’s fiscal domiciliation in order to allow Biosense to claim application of the reduced rate of withholding tax provided for in any applicable bilateral fiscal convention. Rexahn shall promptly return such forms to Biosense. In the event Rexahn fails to promptly return such forms duly filled and signed, Biosense shall declare and pay withholding tax at the common law rate of the applicable corporate income tax, and such tax shall then be deducted from the corresponding payment by Biosense to Rexahn. Biosense shall pay withholding tax to the proper taxing authority and proof of payment of such tax shall be secured and sent to Rexahn as evidence of such payment. If, in the opinion of either Party, the provisions of this Section 6.8 become extremely burdensome, the Parties agree to meet and discuss such other options as may be available to them. For the avoidance of doubt, Rexahn shall be responsible for its own compliance with Applicable Laws in respect of amounts paid to Rexahn under this Agreement and Biosense shall not be liable for any failure by Rexahn to comply with such Applicable Laws provided that such failure is not due to Biosense’s breach of its obligations under this Section 6.8 or any other provision of this Agreement.

6.9         Audit. Biosense shall keep and maintain for [***] years complete and accurate records of sales of Licensed Products in sufficient detail to allow Rexahn to confirm the accuracy of royalties paid hereunder. Rexahn shall have the right during such [***] year period to appoint at its expense an independent certified public accountant reasonably acceptable to Biosense to audit its relevant records for the purpose of verifying reports provided by Biosense under Section 6.6. Biosense shall make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] calendar days written notice from Rexahn. Such audit right shall not be exercised by Rexahn more than once in any Calendar Year and the records for a [***] month period may not be audited more than once. All records made available for audit shall be deemed to be Confidential Information of Biosense, except as may be used as evidence of breach of this Agreement. The results of each audit, if any, shall be binding on both Parties absent manifest error. Rexahn shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment of royalties to Rexahn under this Agreement of [***] percent ([***]%) or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Biosense.  The audits conducted by Rexahn shall not interfere with the ordinary business operations of Biosense in any material respect.

6.10       Currency. With respect to sales of the Licensed Product invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars. With respect to sales of Licensed Products invoiced in a currency other than Dollars, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the Dollar equivalent of the royalty payable and the equivalent in the currency used for calculating the applicable royalty rates, calculated using the rate of exchange published in the Wall Street Journal for such currency on the last Business Day of the relevant Calendar Quarter.

6.11       Interest on Late Payment. Any undisputed amount owed by one Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of [***] ([***]%) percent per year from the dates and in the amounts that the undisputed amounts were incurred, or, if lower, the highest rate permitted under Applicable Laws. Where the late payment is caused by the Party that is owed the payment, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from the Party owing the payment regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by the Party owing the payment.

ARTICLE 7.
PATENT ENFORCEMENT AND DEFENSE

7.1        Prosecution, Maintenance and Enforcement of Patents.  Rexahn shall have the sole right, responsibility and obligation to prepare, file, prosecute and maintain the Patents included within the Licensed IP and any Patents jointly owned by the Parties that cover the Licensed Product, both within and without the Territory, at Rexahn’s expense.  Upon the request of Rexahn, Biosense shall reimburse Rexahn for [***] percent ([***]%) of such expenses to the extent relating to the Patents included within the Licensed IP.

7.2        Cooperation.  Each Party agrees to cooperate with the other Party, and to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the prosecution, maintenance and enforcement of all Patents, Know-How and other intellectual property rights undertaken in a manner consistent with Section 7.1.

7.3          Third Party Infringement of Licensed IP.

7.3.1      Notice of Infringement.  Each Party shall promptly provide the other Party with written notice upon learning of any infringement or misappropriation of the Licensed IP in the Licensed Field in the Territory (“Infringement”).

7.3.2     Rexahn Right to Enforce. Rexahn shall have the first right to address Infringement of the Licensed IP during the License Term in the Territory by taking reasonable steps, including the institution of legal proceedings or other actions (an “Action”), and to compromise or settle such Action; provided, that: (a) Rexahn shall keep Biosense fully informed about such Action and Biosense shall provide all reasonable cooperation to Rexahn in connection with such Action; (b) Rexahn shall not take any position with respect to, or compromise or settle, such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed IP in the Licensed Field in the Territory without the prior consent of Biosense, which consent shall not be unreasonably withheld, conditioned or delayed; and (c) if Rexahn does not intend to prosecute or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform Biosense in such a manner that such Action will not be prejudiced and Section 7.3.3 shall apply.

7.3.3      Biosense Right to Enforce. If (a) Rexahn informs Biosense that it does not intend to prosecute an Action in respect of the Licensed IP in the Territory, (b) within [***] calendar days after notice of Infringement Biosense has not commenced any such Action, or (c) Rexahn thereafter ceases diligently to pursue such Action and only if Rexahn has not informed Biosense that it is not proceeding on the opinion of competent counsel (and where Rexahn is relying on such opinion, Rexahn will have a discussion with Biosense concerning such opinion to the extent legally permitted to do so without compromising privilege), then Biosense shall have the right, at its own expense, upon notice to Rexahn to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by Rexahn. In such event, Biosense shall keep Rexahn fully informed about such Action and shall consult with Rexahn before taking any major steps during the conduct of such Action. Rexahn shall provide all reasonable cooperation to Biosense in connection with such Action. Biosense shall not take any position with respect to, or compromise or settle, such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed IP without Rexahn’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3.4     Right to Representation. Each Party shall have the right to participate and be represented by counsel that it selects, in any Action instituted under Section 7.3.2 or Section 7.3.3 by the other Party. If a Party with the right to initiate an Action to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action or may require the Party with standing to initiate such Action at the expense of the other Party; provided, that if Rexahn has informed Biosense that it would not proceed with such Action on the opinion of competent counsel, Biosense may not require Rexahn to initiate such Action.

7.3.5     Cooperation. In any Action instituted under this Section 7.3, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such Action, the other Party shall join such Action and shall be represented using counsel of its own choice, at the requesting Party’s expense; provided, that if Rexahn has informed Biosense that it would not proceed with such Action on the opinion of competent counsel, Biosense may not require Rexahn to join such Action.

7.3.6      Share of Recoveries. The costs and expenses of the Party bringing suit under this Section 7.3 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action, and (b) any remaining proceeds [***]. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.3 may be entered into without the consent of the Party not bringing the suit; provided, that such settlement, consent judgment or other disposition does not (i) admit the invalidity or unenforceability of the relevant Patent in the Licensed IP, or (ii) result in any adverse impact on the Party not bringing the suit; and provided, further that any rights granted under the relevant Patent to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant.

7.4         Defense of Claims Brought by Third Parties. In the event that any action, suit or proceeding is brought against either Party or an Affiliate or Sublicensee of either Party alleging the infringement of the Know-How or Patents of a Third Party by the making, having made, use, sale, offering for sale or importation of a Licensed Product, such Party shall notify the other Party within [***] calendar days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. Rexahn shall have the right to defend such action, suit or proceeding in the Territory at its sole cost and expense. Biosense shall have the right to separate counsel at its own expense in any such action, suit or proceeding, and the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.

ARTICLE 8.
CONFIDENTIALITY

8.1         General. Except as expressly set forth in this ARTICLE 8, each Party shall cause its respective Affiliates, officers, directors, employees, agents and Subcontractors (collectively, “Representatives”) to keep confidential any and all technical, commercial, scientific and other confidential or proprietary data, processes, documents or other information (whether in oral or written form) or physical objects (including, without limitation, Rexahn Materials, Know-How, Licensed Product(s), intellectual property, marketing data, agreements between any Party and a Third Party, license applications, and business plans and projections of any Party) received directly or indirectly from the other Party (the “Disclosing Party”), its Affiliates or its Representatives prior to, on or after the date of this Agreement and which relates (in the case of a Party) to the Disclosing Party or any of its Affiliates or their respective businesses (“Confidential Information”), and each Party shall not disclose directly or indirectly, and shall cause its Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Party and its Affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any Party, if such Party (the “Receiving Party”) can demonstrate by written proof that such Confidential Information:

8.1.1      is or hereafter becomes generally available to the trade or public other than by reason of any breach or default by the Receiving Party, any of its Affiliates or any Representative of the foregoing with respect to a confidentiality obligation under this Agreement;

8.1.2      was already known to the Receiving Party or such Affiliate or Representative, or was otherwise developed independently by the Receiving Party or its Affiliates or Representatives;

8.1.3      is disclosed to the Receiving Party or such Affiliate or Representative by a Third Party who has the right to disclose such information and is not subject to an obligation of confidentiality to the Disclosing Party; or

8.1.4      based on such Party’s good faith judgment with the advice of counsel, is required to be disclosed pursuant to applicable legal requirements to a Government Authority, including, without limitation, securities listing organizations, FDA or any comparable authority of any country or region having jurisdiction.

8.2         Notice of Potential Disclosure. Whenever the Receiving Party becomes aware of any state of facts which would or might require disclosure of Confidential Information pursuant to Section 8.1.4 above, it shall, if possible, promptly notify the Disclosing Party prior to any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and in any such case the Receiving Party shall reasonably cooperate with the Disclosing Party to try to obtain any protective order or other remedy the Disclosing Party may wish to obtain. In any event, if the Receiving Party is unable to promptly notify the Disclosing Party or if such protective order or other remedy is not obtained, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

8.3         Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction, without the posting of any bond or other security except as required by the relevant laws, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 8.

8.4        Rexahn Information. For the purposes of this ARTICLE 8, the Rexahn Know-How and the Rexahn Materials included in the Rexahn Background IP and in the Licensed IP shall be deemed to be Confidential Information of Rexahn (i.e., for which Rexahn is the Disclosing Party and Biosense the Receiving Party).

8.5          Use of Confidential Information. Each Party agrees that no Confidential Information received from the Disclosing Party shall:

8.5.1      be used in its own business except as necessary to the fulfilment of such Party’s rights and obligations under this Agreement;

8.5.2     be assigned, licensed, sublicensed, marketed, transferred or loaned, directly or indirectly, to any Third Party other than a Representative of the Party or an Affiliate, and except as necessary to the fulfilment of the Party’s rights and obligations under this Agreement; or

8.5.3      be used or exploited by such Party or by any of its Affiliates or their Representatives for its or their respective benefit or the benefit of any other relationships with customers of such Party or its Affiliates, except as specifically allowed under Section 8.5.1.

8.6        Limited Use. Without limiting the generality of the foregoing, each Party agrees that it shall not, without the express prior written consent of the Disclosing Party (and shall not permit any of its Affiliates or Representatives to), use any Confidential Information of the Disclosing Party at any time for any purpose other than the performance of its obligations and the exercise of its rights as specifically set out in this Agreement.

8.7         Copies. The obligations set forth in this ARTICLE 8 shall extend to copies, if any, of Confidential Information made by the Receiving Party and any Affiliates or Representatives of the Receiving Party and to documents prepared by such Persons which embody or contain Confidential Information.

8.8         Protection of Confidential Information. Each Party shall manage Confidential Information received from the Disclosing Party so as to protect it from disclosure with a degree of care not less than that used by it in managing its own proprietary information and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its Affiliates and its and their Representatives who have a bona fide “need to know” such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto.

8.9        Representatives. Each Party shall notify all of its Representatives who have access to Confidential Information of its confidentiality and the care therefore required, and shall obtain from any Affiliate or any agent or Subcontractor who is a Representative that is permitted access to such Confidential Information in accordance with this ARTICLE 8, an agreement of confidentiality incorporating the restrictions set forth herein.

8.10        Survival of Obligations. The obligations set forth in this ARTICLE 8 shall survive the termination of this Agreement for a period of [***] years.

8.11       Return of Confidential Information. Within [***] days after the termination of this Agreement, the Receiving Party shall (and shall cause its Representatives and its Affiliates to) return to the Disclosing Party or destroy all documents and tangible items (included but not limited to unused Rexahn Materials) then in its possession which it has received from the Disclosing Party or any Affiliate or Representative thereof that include or incorporate or contain any of the Disclosing Party’s Confidential Information, as well as all copies, summaries, records, descriptions, modifications, and duplications that it, or any of its Affiliates or Representatives, has made from the documents or tangible items received from the Disclosing Party or any Affiliate or Representative thereof; provided, however, that the Receiving Party may retain one copy of Confidential Information (but not any Rexahn Materials) in its legal files solely to permit the Receiving Party to continue to comply with its obligations hereunder and, in addition, may upon notice to the Disclosing Party, retain in its legal files or in the office of outside legal counsel one copy of any document solely for use in any pending legal proceeding to which such document relates.

8.12       Press Releases and Other Disclosures to Third Parties.

8.12.1    Neither Rexahn nor Biosense shall, without the prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Party’s respective Affiliates or Representatives) concerning the existence of this Agreement and the transactions contemplated by this Agreement, except for (i) general statements referring to the existence of this Agreement, specifying its nature, the Licensed Field, the Option Field and identity of the Parties but no other details (including, for clarity, financial details), (ii) disclosures made in compliance with Section 8.1 hereof, (iii) disclosures to attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby or as may be reasonably necessary to either Party’s bankers, investors, potential investors, attorneys or other professional advisers in connection with a merger or acquisition or investment, or potential merger or acquisition or investment, provided such advisors are bound by confidentiality obligations essentially identical to those provided for herein, and (iv) occasional, brief comments by the respective executive officers of both Parties consistent with such guidelines for public statements as may be mutually agreed by the Parties made in connection with routine interviews with analysts or members of the financial press.

8.12.2    In addition, either Party (after consultation with counsel) in its own right may make such further announcements and disclosures, if any, as may be required by applicable securities laws and regulations (such as, without limitation, regulations of the U.S. Securities and Exchange Commission (SEC) or any comparable stock market or securities regulatory authority having jurisdiction), in which case the Party making the announcement or disclosure shall use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the Disclosing Party and such Disclosing Party’s attorneys. In the event a copy of this Agreement would be required to be filed with the SEC or any other market authority, the Party with the obligation to file shall first consult with the other Party with a view to agreeing the items in the Agreement for which confidential treatment should be sought.

8.12.3    Rexahn and Biosense shall have the right to make public announcements (including press releases) regarding this Agreement, including for example the exercise of the option hereunder, and the general nature of the undertakings hereunder, provided that no disclosure of Confidential Information of the other Party is contained in such public announcement, and that such public announcement has been reviewed and agreed in writing by the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may make a public announcement (excluding press releases specifically about this Agreement) without the approval of the other Party with respect to information which has previously been made public with the authorization of the other Party.

ARTICLE 9.
PUBLICATIONS/COMMUNICATIONS

9.1          General. Either Party, and their respective Affiliates and Sublicensees, shall have the right to make disclosures pertaining to the Licensed Products in scientific journals or other publications; provided, that neither Biosense nor its Affiliates or Sublicensees shall have the right to make disclosures pertaining to the Licensed IP or the Licensed Products outside of the Licensed Field at any time.  No publications or communications (including, without limitation, posters) shall be published or submitted for publication by a Party unless they are first reviewed and approved in writing by the other Party (which review and approval shall not be unreasonably withheld, delayed or conditioned). Any such proposed publication or communication shall not include any Confidential Information belonging to Biosense if the publishing Party is Rexahn, or belonging to Rexahn if the publishing Party is Biosense. A copy of any proposed publication or communication (including, in the case of any proposed oral communication, a transcript) shall be sent by the publishing Party to the other at least [***] days before the proposed publication or communication in order to allow the other Party to request deletion of any of its Confidential Information or, if the publication cannot be made without its Confidential Information, to refuse such publication or communication. Either Party may also require delay(s) of up to [***] days in publication or communication in order to have appropriate patent applications filed.

9.2          Authorship. Any and all publications and communications relating to the Licensed Products or Licensed IP shall mention all Rexahn and Biosense scientists that may be considered as co-authors in accordance with industry practice, and shall refer to Rexahn and Biosense.

ARTICLE 10.
REPRESENTATIONS AND WARRANTIES

10.1       Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1    such Party is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2     such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Laws of any Government Authority having jurisdiction over such Party; and

10.1.5    no Regulatory Approvals, exemption of or filing or registration with any Government Authority, under any Applicable Laws currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

10.2       Representations and Warranties of Rexahn. Rexahn hereby represents and warrants to Biosense, as of the Effective Date, that:

10.2.1    Rexahn Controls the Rexahn Background IP;

10.2.2    Rexahn has the right to grant all rights and licenses it purports to grant to Biosense with respect to the Rexahn Background IP under this Agreement;

10.2.3    there is no settled or pending claim or lawsuit or legal proceeding of a Third Party against Rexahn, or any threat thereof made in writing by a Third Party to Rexahn, alleging that the Rexahn Background IP misappropriates or infringes, in part or in whole, the intellectual property or intellectual property rights of such Third Party;

10.2.4    Rexahn has not received any written notice challenging its rights to practice Rexahn Background IP;

10.2.5    Rexahn has not granted, and during the Term it will not grant, any right, security interest, option, lien, license or encumbrance of any nature to any Third Party relating to any of the Rexahn Background IP that would conflict or interfere with any of the rights or licenses granted to Biosense hereunder; and

10.2.6    to Rexahn’s knowledge, none of the issued Patents included within the Rexahn Background IP and covering the sale, use or manufacture of the Licensed Products in the Territory as of the Effective Date infringe any issued Patents in the Territory that are owned or controlled by a Third Party.

10.3        Mutual Covenants. Each Party hereby covenants to the other Party that:

10.3.1    All employees of such Party or its Affiliates working under this Agreement shall be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, if any, to such Party as the sole owner thereof;

10.3.2    Such Party shall not employ (or use any Subcontractor or consultant that employs) any individual or entity debarred by the FDA or any equivalent sanction instituted by a Regulatory Authority other than the FDA, or any individual who or entity which is the subject of an FDA debarment investigation or proceeding or any equivalent investigation or proceeding instituted by a Regulatory Authority other than the FDA, in the conduct of its activities under the Development Plan;

10.3.3   Such Party shall (a) perform its activities under this Agreement in compliance with Section 2.8; (b) at all times comply (and shall ensure compliance by any of its Subcontractors) with all Applicable Laws and with the most current best practices for pharmaceutical companies for the proper care, handling and use of animals in pharmaceutical research and development activities, and with the “3R Principles” (reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used), subject to the other Party’s reasonable right of inspection; and (c) promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies are identified as a result of such inspection;

10.3.4    Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights (including New IP, Rexahn Background IP and Improvements thereto) it Controls which would conflict or interfere with any of the rights or licenses granted to the other Party hereunder;

10.3.5    Each Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this ARTICLE 10 or the material breach of any representation or warranty provided by either Party under Section 10.1 or by Rexahn under Section 10.2;

10.3.6    Neither Party shall in the performance of its obligations under this Agreement, directly or indirectly, offer, pay, promise to pay, or authorize the giving of money or anything of value to any official or employee of any government or any department, agency or instrumentality thereof (including any health or medical providers owned or controlled by the government), to any political party or official thereof, or to any candidate for political office, or to any other person, for the purpose of:

(a)        inappropriately influencing any act or decisions of such person, official, political party, party official, or candidate in, if applicable, its official capacity, including a decision to fail to perform official functions;

(b)       inducing such person, official, political party, party official, or candidate to use influence with the government, any instrumentality thereof, or any other entity to affect or influence any act or decision of such government or instrumentality, or entity, in order to assist a Party in obtaining or retaining business for or with, or directing business to, any Affiliate or Third Party; or

(c)       otherwise inappropriately influencing any decisions favorable to either Party or its Affiliates and the business resulting therefrom in contravention of the FCPA or Applicable PRC Laws relating to the prevention or punishment of acts of bribery or corruption applicable to the activities of the Parties under this Agreement.

Each Party shall have necessary procedures in place to prevent bribery and corrupt conduct by itself and each of its Affiliates and to comply with all Anti-Corruption Laws.  Within [***] days after the end of each Calendar Year during the Term, Biosense shall deliver to Rexahn a certificate executed by an executive officer of Biosense certifying that Biosense and its Affiliates have been in compliance with their obligations under this Section 10.3.6 during such Calendar Year.

10.4       Disclaimer. EACH OF REXAHN AND BIOSENSE SPECIFICALLY DISCLAIM THAT THE COLLABORATION WILL BE SUCCESSFUL IN WHOLE OR IN PART. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH RESPECT TO: (A) THE SUCCESS OF ANY STUDY OR TEST COMMENCED UNDER THIS AGREEMENT, (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF RX-3117; AND (C) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

10.5       LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 8, OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 11, OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER REXAHN NOR BIOSENSE, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 11.
INDEMNIFICATION

11.1       Indemnification by Biosense. Biosense shall indemnify, defend and hold harmless Rexahn, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all costs and expenses actually incurred, including the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

11.1.1    the negligence, recklessness or wrongful intentional acts or omissions of Biosense and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Biosense’s performance of its obligations or exercise of its rights under this Agreement;

11.1.2    any material breach of any representation or warranty or express covenant made by Biosense under ARTICLE 10 or any other provision under this Agreement;

11.1.3    research and development activities conducted by or on behalf of Biosense under this Agreement, and the storage, handling, use, manufacture, marketing, commercialization, importation or sale by Biosense, its Affiliates, Subcontractors or Sublicensees of the Licensed Products;

11.1.4    employee-inventor rights by any Biosense Affiliate or Subcontractor in the Territory under the Applicable PRC Law;

11.1.5    violation of Applicable Laws (including Applicable PRC Laws) relating to data protection or data privacy by Biosense and/or its Affiliates when performing its obligations under this Agreement; or

11.1.6     disclosure of data to Government Authorities in China pursuant to the PRC Scientific Data Administrative Measures;

except, in each case with respect to Sections 11.1.1 through 11.1.6 (inclusive), to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Rexahn and/or its Affiliates, or their respective directors, officers, employees or agents, including with respect to any activities under the responsibility of Rexahn according to the Development Plan.

11.2          Indemnification by Rexahn. Rexahn shall indemnify, defend and hold harmless Biosense and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

11.2.1    the negligence, recklessness or wrongful intentional acts or omissions of Rexahn and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Rexahn’s performance of its obligations or exercise of its rights under this Agreement;

11.2.2    any material breach of any representation or warranty or express covenant made by Rexahn under ARTICLE 10 or any other provision under this Agreement;

11.2.3     research and development activities conducted by or on behalf of Rexahn under the Collaboration;

11.2.4    employee-inventor rights by any Rexahn Affiliate or Subcontractor outside the Territory under the Applicable Law; or

11.2.5    violation of Applicable Laws relating to data protection or data privacy by Rexahn and/or its Affiliates when performing its obligations under this Agreement;

except, in each case with respect to Sections 11.2.1 through 11.2.5 (inclusive), to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Biosense and/or its Affiliates, or their respective directors, officers, employees and agents, including with respect to any activities under the responsibility of Biosense according to the Development Plan.

11.3        Procedure. In the event that any Person (an “Indemnitee”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall (a) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided, that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s).

ARTICLE 12.
TERM AND TERMINATION

12.1       Term; Expiration. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 12, shall expire on a Licensed Product-by-Licensed Product and country-by-country or region-by region basis on the expiration of the last Valid Claim covering a Licensed Product.

12.2       Termination for Cause.

12.2.1    Termination for Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations under this Agreement and such default shall have continued for [***] calendar days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Any such termination of this Agreement under this Section 12.2.1 shall become effective at the end of such [***] calendar day period, unless the Breaching Party has either (a) cured any such breach or default prior to the expiration of such [***] calendar day period, or (b) if such breach is not susceptible to cure within such [***] calendar day period, the Breaching Party has, within such [***] calendar day period, provided to the Non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan has been accepted by the Non-breaching Party. Where the Non-breaching Party has accepted any such plan in accordance with the preceding sentence, the Non-breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party if the Breaching Party subsequently fails to carry out such plan. The right of either Party to terminate this Agreement as provided in this Section 12.2.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

12.2.2    Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1.

12.2.3    Termination Due to Patent Challenge. Rexahn may terminate this Agreement immediately if Biosense or any of its Affiliates or Sublicensees of the Patents included in the Licensed IP directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency or governmental entity anywhere in the world challenging the validity or enforceability of any Patent licensed or sublicensed to it under this Agreement by Rexahn.

12.2.4    Termination For Failure to Pay License Fee. Rexahn may terminate this Agreement immediately upon written notice to Biosense if Biosense fails to pay any installment of the License Fee on or before the relevant Payment Due Date or on such other date mutually agreed by both Parties in writing.  For clarity, unless Rexahn elects otherwise, Section 12.2.1 shall not apply to any such failure by Biosense to timely pay any installment of the License Fee in accordance with Section 6.1 and there shall be no cure period with respect to such failure.

12.3       Termination for Insolvency. In the event that either Party (or, in the case of Biosense, an Affiliate of Biosense that holds the IND or a Regulatory Approval for RX-3117 or a Licensed Product in the Territory) makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country or has any such petition filed against it which is not discharged within [***] calendar days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party. In connection therewith, all rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

12.4       Termination for Safety Issue. Either Party may terminate this Agreement upon written notice to the other Party in the event of a Safety Issue.  Any notice of termination due to a Safety Issue pursuant to this Section 12.4 must be delivered to the non-terminating Party within [***] days of the terminating Party determining such Safety Issue exists.

12.5       Termination for Trial Failure. Biosense may terminate this Agreement with respect to the Lead Indication or any Additional Indication (such terminated indication, the “Relevant Indication”) for which Biosense has obtained an Expanded License if the global or the Chinese Registration Enabling Clinical Trial for RX-3117 for the Relevant Indication fails to meet its primary endpoints and the results of such Registration Enabling Clinical Trial are not sufficient to support Regulatory Approval of the Licensed Product for the Relevant Indication in China.  Any notice of termination pursuant to this Section 12.5 must be delivered to Rexahn within [***] days of the availability of the initial tables and listings for the relevant Registration Enabling Clinical Trial.  For clarity, the terms of this Agreement relating to indications other than the Relevant Indication shall remain in full force and effect.

12.6       Effects of Termination.

12.6.1    Termination by Rexahn for Cause or Insolvency or by Either Party for a Safety Issue or by Biosense for a Trial Failure. In the event of termination of this Agreement by Rexahn pursuant to Section 12.2 or Section 12.3, by either Party pursuant to Section 12.4 or by Biosense with respect to the Relevant Indication pursuant to Section 12.5, the following terms shall apply:

(a)          all rights and licenses granted to Biosense by Rexahn under this Agreement shall terminate;

(b)          the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 12.6.1 or in Section 12.7;

(c)        upon the request of Rexahn, Biosense shall grant and hereby grants to Rexahn a perpetual, exclusive, irrevocable, royalty-free license, with the right to grant sublicenses (including through multiple tiers of Sublicensees), under any Patents and Know-How owned or controlled by Biosense and its Affiliates necessary or reasonably useful for the further development and commercialization of RX-3117 and Licensed Products in the Territory;

(d)         upon the request of Rexahn, Biosense shall promptly transfer to Rexahn, or to a designee of Rexahn, all regulatory filings made with Regulatory Authorities in the Territory in connection with RX-3117 for the Lead Indication, the Initial Study Indications or any other Additional Indication, including all INDs and any foreign equivalents thereto filed in China or other countries or regions within the Territory; and

(e)          with respect to any ongoing Clinical Trials of RX-3117 in the Territory: (i) if Rexahn notifies Biosense that it intends to continue any such ongoing Clinical Trials, then each Party shall cooperate with the other Party to facilitate the orderly transfer to Rexahn or its designee of the conduct of any such Clinical Trials as soon as reasonably practicable after the effective date of termination, and until such time as the conduct of such Clinical Trials has been successfully transferred to Rexahn or its designee, Biosense shall continue such Clinical Trials[***]; or (ii) if Rexahn notifies Biosense that it does not intend to continue any such ongoing Clinical Trials, or if this Agreement is terminated by either Party for a Safety Issue, then each Party shall cooperate with the other Party to wind down in accordance with Applicable Laws any ongoing Clinical Trials of RX-3117.

For clarity, if Biosense terminates this Agreement with respect to a Relevant Indication pursuant to Section 12.5, then the provisions of this Section 12.6.1 shall only apply to the extent applicable to the terminated Relevant Indication.

12.6.2    Termination by Biosense for Cause or Insolvency. In the event of a termination of this Agreement by Biosense pursuant to Section 12.3 or pursuant to Section 12.2.1, the following terms shall apply:

(a)          all rights and licenses granted to Rexahn by Biosense under this Agreement, if any, shall terminate;

(b)          the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 12.6.2 or in Section 12.7;

(c)          [***];

(d)        if Biosense elects to obtain the license described in Section 12.6.2(c) above, then Biosense shall be responsible at its sole cost and in its sole discretion for completing or winding down any ongoing Clinical Trials of RX-3117 in the Territory in accordance with Applicable Laws; provided, that Rexahn shall have no obligation to Biosense under this Agreement to continue to conduct any global Registration Enabling Clinical Trial for RX-3117 for the Lead Indication; and

(e)          if Biosense does not elect to obtain the license described in Section 12.6.2(c) above, then Biosense shall be responsible at its sole cost for promptly winding down any ongoing Clinical Trials of RX-3117 in the Territory in accordance with Applicable Laws.

12.7       Accrued Rights; Surviving Provisions of this Agreement.

12.7.1    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration including the payment obligations under ARTICLE 6 hereof and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.7.2    The provisions of Sections 2.12 (for [***] years after the date of termination or expiration), 4.5, 6.9, 10.4, 10.5, 12.6 and this Section 12.7, ARTICLES 8, 9, 11 and 13, as well as any applicable definitions in ARTICLE 1 and any other provisions which are expressed to survive termination or expiration or which are required to give effect to such termination or expiration, shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

ARTICLE 13.
MISCELLANEOUS

13.1       Dispute Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute, including by the mean of exchanging written arguments. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [***] calendar days (which period can be extended upon mutual agreement) of referring such dispute to the Executive Officers, either Party may have the dispute settled by binding arbitration pursuant to Section 13.2; provided, that disputes that are subject to a Party’s final decision-making authority pursuant to Section 3.1.4 shall not be submitted to arbitration.

13.2       Arbitration Request. If a Party intends to begin arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request until such time as the dispute has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended.

13.2.1    Additional Issues. Within [***] Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

13.2.2   No Arbitration of Patent/Confidentiality Issues. Unless otherwise agreed by the Parties, disputes relating to Patents and Know-How and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction. For the sake of clarity, all discussions and any exchange of documents, written consultations or opinions relating to a dispute or the arbitration procedures set forth in this Section 13.2, shall be considered as a Confidential Information.

13.2.3    Arbitration Procedure. The arbitration shall be administered by the American Arbitration Association (“AAA”) and be held in New York, New York, United States under the commercial arbitration rules of the AAA. The arbitration shall be conducted by three (3) arbitrators who shall each (a) be a lawyer of not less than [***] years’ standing who is knowledgeable in the law concerning the subject matter at issue in the dispute, (b) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party and (c) not have a conflict of interest under any applicable rules of ethics. Each arbitrator shall be selected by mutual agreement of the Parties, provided that if the Parties cannot agree on the arbitrator within [***] Business Days of the relevant Arbitration Request, such arbitrator shall be selected by the New York, New York office of the AAA. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within [***] calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement), the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 13.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

13.2.4    Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), unless an arbitration award provides otherwise.

13.2.5    Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

13.2.6     Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 8.

13.3       Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflicts of laws principles which would direct the application of the laws of another jurisdiction.

13.4       Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, conditioned or delayed, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that in each instance the assignee expressly assumes all obligations imposed on the assigning Party by this Agreement in writing and the other Party is notified in advance of such assignment. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 13.4 shall be null and void.

13.5      Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6      Force Majeure. Neither Biosense nor Rexahn shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (a “Force Majeure”). In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

13.7      Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), e-mail transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Rexahn, addressed to:	Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, MD 20850
Attn: Chief Executive Officer
E-mail: [***]

With a copy to:	Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attn: Asher M. Rubin
Telephone: [***]
E-mail: [***]

If to Biosense, addressed to:	Biosense Global LLC
1 Meadowlands Plaza, Suite 800
East Rutherford, NJ 07073
Attention: Andy Li, Chief Executive Officer
E-mail: [***]

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by e-mail, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8       Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.9      Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10     Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. The Parties shall not have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.11     Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.12      Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.13     Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.14     Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

13.15     Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties on the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Douglas J. Swirsky

Name:	Douglas J. Swirsky

Title:	President & CEO

BIOSENSE GLOBAL LLC

By:	/s/ Andy Li

Name:	Andy Li

Title:	CEO & President